    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        SOUTHERN CALIFORNIA GAS COMPANY
             (Exact name of registrant as specified in its charter)

              CALIFORNIA                               95-1240705
       (STATE OF INCORPORATION)                     (I.R.S. Employer
                                                 Identification Number)

                             555 WEST FIFTH STREET
                         LOS ANGELES, CALIFORNIA 90013
                                 (213) 244-1200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DENNIS V. ARRIOLA
                          VICE PRESIDENT AND TREASURER
                        SOUTHERN CALIFORNIA GAS COMPANY
                             555 WEST FIFTH STREET
                         LOS ANGELES, CALIFORNIA 90013
                                 (213) 244-3310
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

             GARY W. KYLE                            ERIC S. HAUETER
        Chief Financial Counsel                     Brown & Wood LLP
          Pacific Enterprises                   10877 Wilshire Boulevard
         633 West Fifth Street                Los Angeles, California 90024
     Los Angeles, California 90071                   (310) 443-0200
            (213) 895-5110

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offer. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED              BE REGISTERED (1)      PER UNIT (1)        PRICE (1)(2)      REGISTRATION FEE
Debt Securities...................................     $600,000,000            100%            $600,000,000          $177,000

--------------------------
(1) The Debt Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. If any Debt Securities are issued at an original issue discount, then the amount of Debt Securities registered hereby shall be increased to such greater amount as may be sold for an aggregate offering price of up to the proposed maximum aggregate offering price set forth above.

(2) Estimated solely for the purpose of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED         , 1998)

                                  $600,000,000
                        SOUTHERN CALIFORNIA GAS COMPANY
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                               ------------------

    Southern California Gas Company (the "Company") may offer from time to time up to $600,000,000 aggregate initial public offering price of its Medium-Term Notes (the "Notes"). Such aggregate initial public offering price is subject to reduction as a result of the sale by the Company of other Debt Securities described in the accompanying Prospectus. The Notes will have maturities of nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption by the Company and to repayment at the option of the Holder, in whole or in part, prior to Stated Maturity, as set forth on the face thereof and specified in a Pricing Supplement hereto (each, a "Pricing Supplement").

    The Notes will bear interest at fixed or variable rates ("Fixed Rate Notes" and "Floating Rate Notes", respectively). The interest rate on each Note will be established by the Company at the time of issuance of such Note. Interest rates, the method of determining interest rates and the interest rate formulas on which the interest rates may be based are subject to change by the Company, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more global Notes deposited with or on behalf of The Depository Trust Company (or such other depositary as is identified in an applicable Pricing Supplement)(the "Depositary") and registered in the name of the Depositary's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). See "Description of the Notes--Book-Entry Notes."

    Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semiannually on each March 1 and September 1 and at Stated Maturity and, if applicable, upon redemption or optional repayment.

    The interest rate on Floating Rate Notes may be determined by reference to the "CD Rate," the "CMT Rate," the "Commercial Paper Rate," the "Eleventh District Cost of Funds Rate," the "Federal Funds Rate," the "J.J. Kenny Rate," "LIBOR," the "Prime Rate" or the "Treasury Rate," the lower of two or more of the foregoing base rates, or any other interest rate formula and may be adjusted by a "Spread" and/or "Spread Multiplier" applicable to such Notes. See "Description of the Notes" herein and "Description of the Debt Securities" in the accompanying Prospectus. Interest on each Floating Rate Note will accrue from its date of issue and will be payable monthly, quarterly, semiannually or annually as set forth in the applicable Pricing Supplement, and at Stated Maturity and, if applicable, upon redemption or optional repayment.

    Notes may also be issued at original issue discount and such Notes may or may not bear interest.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE
       PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                         PRICE TO               AGENTS' DISCOUNTS AND              PROCEEDS
                                         PUBLIC(1)                COMMISSIONS(1)(2)              TO COMPANY(3)
Per Note......................             100%                      .125%-.750%                99.875%-99.250%
Total.........................         $600,000,000              $750,000-$4,500,000       $599,250,000-$595,500,000

(1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens, Credit Suisse First Boston Corporation and Lehman Brothers Inc. (the "Agents"), individually or in a syndicate, may purchase Notes, as principal, from the Company for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of a Note, depending upon its stated maturity, sold through an Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. See "Plan of Distribution."
(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated to be $320,000.
                         ------------------------------

    The Notes are being offered on a continuing basis by the Company to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. There is no assurance that the Notes offered hereby will be sold or, if sold, that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                         ------------------------------

MERRILL LYNCH & CO.

             BANCAMERICA ROBERTSON STEPHENS

                          CREDIT SUISSE FIRST BOSTON

                                       LEHMAN BROTHERS
                         ------------------------------

           The date of this Prospectus Supplement is         , 1998.

    IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT OR AGENTS, AS THE CASE MAY BE, MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS OF SUCH AGENT OR AGENTS, AS THE CASE MAY BE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."
                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    CERTAIN STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE HEREIN AND IN THE ACCOMPANYING PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS ARE IDENTIFIED BY THE WORDS "ESTIMATES," "EXPECTS," "ANTICIPATES," "PLANS," "BELIEVES" AND SIMILAR EXPRESSIONS. THE ANALYSES EMPLOYED TO DEVELOP THESE FORWARD-LOOKING STATEMENTS ARE OF NECESSITY BASED UPON VARIOUS ASSUMPTIONS INVOLVING JUDGMENTS WITH RESPECT TO THE FUTURE INCLUDING, AMONG OTHER FACTORS, NATIONAL, REGIONAL, AND LOCAL ECONOMIC, COMPETITIVE AND REGULATORY CONDITIONS, LEGISLATIVE DEVELOPMENTS, TECHNOLOGICAL DEVELOPMENTS, INFLATION RATES, WEATHER CONDITIONS, FINANCIAL MARKET CONDITIONS, FUTURE BUSINESS DECISIONS, AND OTHER UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT, AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, WHILE THE COMPANY BELIEVES THAT THE ASSUMPTIONS UPON WHICH THE FORWARD-LOOKING STATEMENTS ARE BASED ARE REASONABLE FOR PURPOSES OF MAKING THESE STATEMENTS, THERE CAN BE NO ASSURANCE THAT THESE ASSUMPTIONS WILL APPROXIMATE ACTUAL EXPERIENCE, OR THAT THE EXPECTATIONS SET FORTH IN THE FORWARD-LOOKING STATEMENTS DERIVED FROM THESE ASSUMPTIONS WILL BE REALIZED.

                            DESCRIPTION OF THE NOTES

    The following summaries of certain provisions of the Indenture (as defined below) and the Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes (forms of which have been filed as exhibits to the Registration Statement of which this Prospectus Supplement is a part and are available as described in the accompanying Prospectus), including, in each case, the definition therein of certain terms. The following summaries supplement and, to the extent inconsistent therewith, replace the summary set forth in the accompanying Prospectus under the caption "Description of the Debt Securities." Whenever particular provisions or defined terms of the Indenture and the Notes are referred to, such provisions or defined terms are incorporated herein by such reference. Certain capitalized terms used herein and not defined have the respective meanings given to such terms in the accompanying Prospectus, the Indenture or the forms of the Notes, as the case may be.

GENERAL

    The Notes are to be issued as part of an existing series of Debt Securities (as defined in the accompanying Prospectus) designated as Medium-Term Notes, unlimited as to aggregate principal amount, under an Indenture between the Company and Citibank, N.A., as trustee (the "Trustee"), dated as of May 1, 1989, as supplemented by a First Supplemental Indenture dated as of October 1, 1992 (the "Indenture"). As of the date of this Prospectus Supplement, $300,000,000 aggregate principal amount of such Medium-Term Notes were outstanding. The following description will apply to each Note unless otherwise described in the applicable Pricing Supplement.

    The Notes will be unsecured obligations of the Company and will rank PARI PASSU in priority of payment with all other unsecured and unsubordinated indebtedness of the Company. The Notes are not, by their terms, subordinate in right of payment to any other indebtedness of the Company. However, substantially all of the Company's properties are subject to liens securing the Company's First Mortgage Bonds, of which $850,000,000 in aggregate principal amount were outstanding as of the date of this Prospectus Supplement. The Company may from time to time issue additional First Mortgage Bonds which also will be secured by such properties. Accordingly, the Notes will be effectively subordinated to all existing and future First Mortgage Bonds to the extent of the collateral pledged to secure such First Mortgage Bonds. The Company is the principal subsidiary of Pacific Enterprises (the "Parent"). The Notes are not obligations of the Parent and are not guaranteed by the Parent or any other entity.

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $600,000,000 aggregate initial public offering price of Notes authorized as of the date of this Prospectus Supplement.

    The Notes will be offered on a continuing basis and will have maturities no less than 9 months from the date of issue, as selected by the purchaser and agreed to by the Company. Each interest-bearing Note will bear interest at either (i) a fixed rate of interest (the "Fixed Rate Notes") or (ii) a rate determined by reference to one or more Base Rates, which may be adjusted by a Spread and/or Spread Multiplier (as defined herein) (the "Floating Rate Notes"). Notes may be issued at significant discounts from their principal amount payable at maturity ("Original Issue Discount Notes") and such Notes may or may not bear interest.

    As used herein, a "Business Day" means any day that is not a Saturday or Sunday and that, in New York, New York, is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to close (and, with respect to LIBOR Notes and Floating Rate Notes for which LIBOR is a Base Rate, is also a London Business Day). "London Business Day" means any day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

    Each Note will be issued in fully registered form without coupons as a book-entry Note (a "Book-Entry Note") or as a definitive Note (a "Definitive Note"), as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Book-Entry Notes may be transferred or exchanged only through a participating member of The Depository Trust Company (or such other depositary as is identified in the applicable Pricing Supplement) (the "Depositary"). See "--Book-Entry Notes." Registration of transfer or exchange of Definitive Notes may be made at the office or agency maintained by the Company for that purpose in New York, New York (initially the Corporate Trust Office of the Trustee). No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Definitive Notes, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

    Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

    Principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be paid by the Company through the Trustee to the Depositary or its nominee. In the case of Definitive Notes, principal, and premium, if any, and interest, if any, will be payable at the office or agency maintained by the Company for that purpose in New York, New York (initially the Corporate Trust Office of the Trustee) and at such other places as the Company may designate; provided, however, that payment of interest, other than interest payable at Stated Maturity of a Note (or on the date of redemption or repayment, if a Note is redeemed or repaid prior to its Stated Maturity, or on a date fixed for payment following a declaration of acceleration) (each such date being hereinafter referred to as a "Maturity" with respect to the principal payable on such date), may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown on the security register maintained by the Trustee. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Definitive Notes (whether having identical or different terms and provisions) will be entitled to receive payments of interest (other than at Maturity) by wire transfer of immediately available funds to a depository institution in the United States if appropriate wire transfer instructions have been received by the Trustee on or before the Regular Record Date (as hereinafter defined) immediately preceding such Interest Payment Date (as hereinafter defined). In addition, the principal of, and premium, if any, and interest, if any, on, Definitive Notes due at any Maturity will be paid against presentation and surrender of such Notes at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York (with interest, if any, due at Maturity being paid to the person to whom principal is paid), and will be paid by wire transfer of immediately available funds to a depository institution in the United States if the Trustee shall have received appropriate wire transfer instructions not later than the close of business at least two Business Days prior to the related Maturity.

    The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of the secondary market if one develops. See "Plan of Distribution."

REDEMPTION AND REPAYMENT

  REDEMPTION AT THE OPTION OF THE COMPANY

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 in principal amount or any other integral multiple of $1,000 in principal amount (provided that any remaining principal amount thereof shall be at least $1,000), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the Holders thereof not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed.

  REPAYMENT AT THE OPTION OF THE HOLDER

    The Notes will be repayable by the Company at the option of the Holders thereof prior to Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 in principal amount or any other integral multiple of $1,000 in principal amount (provided that any remaining principal amount thereof shall be at least $1,000), at a repayment price equal to 100% of the principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the Corporate Trust Office of the Trustee, not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

    Only the Depositary may exercise the repayment option in respect of Global Securities (as hereinafter defined) representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interests to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interests for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "--Book-Entry Notes."

    If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

    The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

INTEREST

  GENERAL

    Each interest-bearing Note will bear interest from the date of issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula stated therein until the principal thereof is paid or made available for payment. Interest payments shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue if no interest has been paid or duly provided for with respect to such
Note), to but excluding the relevant Interest Payment Date or date of Maturity, as the case may be.

    Interest will be payable on each date specified in the Note on which an installment of interest is due and payable (an "Interest Payment Date") and at Maturity. Interest (other than interest payable at Maturity) will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal will be payable. If the original issue date of a Note is between a Regular Record Date and the related Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered Holder at the close of business on such next succeeding Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Dates" for Fixed Rate Notes shall be February 15 and August 15 next preceding each March 1 or September 1 Interest Payment Date, respectively, and the "Regular Record Dates" for Floating Rate Notes shall be the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

    All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

    Interest rates and interest rate formulae and any and all other terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

  FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from the date of issue at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually on each March 1 and September 1 Interest Payment Date and at Maturity. If any Interest Payment Date or Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, and premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be calculated on the basis of a 360-day year of twelve 30-day months.

  FLOATING RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be determined as described below. Interest on Floating Rate Notes will be determined by reference to a "Base Rate," which may be (i) the CD Rate, in which case such Note will be a "CD Rate Note"; (ii) the CMT Rate, in which case such Note will be a "CMT Rate Note"; (iii) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note"; (iv) the Eleventh District Cost of Funds Rate, in which case such Note will be an "Eleventh District Cost of Funds Rate Note"; (v) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note"; (vi) the J.J. Kenny Rate, in which case such Note will be a

"J.J. Kenny Rate Note"; (vii) LIBOR, in which case such Note will be a "LIBOR Note"; (viii) the Prime Rate, in which case such Note will be a "Prime Rate Note"; (ix) the Treasury Rate, in which case such Note will be a "Treasury Rate Note"; and (x) such other interest rate formula as may be set forth in the applicable Pricing Supplement. In addition, a Floating Rate Note may bear interest at the lowest of two or more Base Rates determined in the same manner as the Base Rates are determined for the types of Notes described above.

    The applicable Pricing Supplement and the related Note will specify the Base Rate or Rates and the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement and the applicable Note will define or particularize for each Floating Rate Note the following terms, if applicable:
Initial Interest Rate, Index Maturity, Interest Payment Dates, Interest Rate Reset Period, Interest Reset Dates, Calculation Agent (if other than the Trustee) and Initial Interest Reset Date. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

    The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or the lowest of two or more specified Base Rates, in either case plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate (as defined below).

    The "Spread" is the number of basis points specified in the applicable Pricing Supplement to be added to or subtracted from the related Base Rate or Rates applicable to a Floating Rate Note. The "Spread Multiplier" is the percentage of the related Base Rate or Rates as specified in the applicable Pricing Supplement by which such Base Rate or Rates will be multiplied to determine the applicable interest rate on such Floating Rate Note. "Index Maturity" means, if applicable with respect to a Floating Rate Note, the period to maturity of the instrument or obligation with respect to which the related Base Rate is calculated, as specified in the applicable Pricing Supplement.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Rate Reset Period"), as specified in the applicable Pricing Supplement. The "Interest Reset Date" will be, in the case of Floating Rate Notes which reset (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes and weekly reset Floating Rate Notes for which the Treasury Rate is an applicable Base Rate, which reset the Tuesday of each week, except as specified below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Eleventh District Cost of Funds Rate Notes and monthly reset Floating Rate Notes as to which Eleventh District Cost of Funds Rate is an applicable Base Rate, which reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of each of the two months specified in such Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in such Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note (or a Floating Rate Note for which LIBOR is a Base
Rate), if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding day that is a Business Day. In addition, if the Treasury Rate is an applicable Base Rate and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

    The interest rate applicable to each Interest Rate Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent (as hereinafter defined) as of the applicable Interest Determination Date (as hereinafter defined) and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, Commercial Paper Rate, Federal Funds Rate, the J.J. Kenny Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date. The "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined). The "Interest Determination Date" with respect to LIBOR will be the second London Business Day preceding the applicable Interest Reset Date unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the Interest Determination Date will be the day of the week in which the Interest Reset Date falls on which Treasury bills normally would be auctioned (Treasury bills normally are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding an Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The Interest Determination Date pertaining to a Floating Rate Note for which the interest rate is determined with reference to the lowest of two or more Base Rates will be the first Business Day which is at least two Business Days prior to the Interest Reset Date for such Note on which each such Base Rate shall be determinable. Each such Base Rate shall be determined and compared on such date, and the applicable interest rate shall take effect on the related Interest Reset Date.

    A Floating Rate Note also may have either or both of the following: (i) a maximum limit, or ceiling, on the per annum interest rate in effect with respect to such Floating Rate Note from time to time and (ii) a minimum limit, or floor, on the per annum interest rate in effect with respect to such Floating Rate Note from time to time. Notwithstanding the foregoing, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Each Floating Rate Note will bear interest from its date of issue at the rate determined as described below until the principal thereof and premium, if any, thereon is paid or otherwise made available for payment. Except as provided below, interest will be payable, in the case of Floating Rate Notes which reset
(i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of each of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, at Maturity.

    If any Interest Payment Date for a Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note (or a Floating Rate Note for which LIBOR is a Base Rate), if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such Note. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, and premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity.

    The interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date and the interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset

Date (provided, however, that the interest rate in effect for the period, if any, from the date of original issue to the Initial Interest Reset Date will be the Initial Interest Rate), subject in either case to any maximum or minimum interest rate limitation referred to above and subject to adjustment by any applicable Spread or Spread Multiplier.

    Accrued interest on the Floating Rate Notes will be an amount calculated by multiplying the principal amount thereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factor for each day in the applicable period for which interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360 in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate or by 365 in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the J.J. Kenney Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only the applicable Base Rates specified in the applicable Pricing Supplement applied.

    Unless otherwise specified in the applicable Pricing Supplement, the Trustee will be the "Calculation Agent." Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    The interest rate in effect with respect to a Floating Rate Note from the date of issue to the Initial Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

    CD RATE. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Interest Determination Date for a Note for which the interest rate is determined with reference to the CD Rate (a "CD Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York, New York (which may include the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company) for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as described above, the CD Rate determined as of such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

    CMT RATE. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent (after consultation with the Company) determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent (after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent (after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the

Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Markets Limited (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable Pricing Supplement, page 7052.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

    COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper-- Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate on such Commercial Paper Interest Determination Date will be the Money Market Yield of the rate for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, at approximately 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in New York, New York (which may include the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company) for commercial paper of the specified Index Maturity placed for a nonfinancial entity whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                          D X 360
              Money Market Yield  =   ---------------   X  100
                                       360 - (D X M)
where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the applicable Interest Rate Reset Period.

    ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/ or Spread Multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Interest Determination Date for a Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

    FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Interest Determination Date for a Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on that date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York, New York (which may include the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company) prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as described above, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

    J.J. KENNY RATE. J.J. Kenny Rate Notes will bear interest at the rates (calculated with reference to J.J. Kenny Rate and the Spread and/or Spread Multiplier, if any) specified in such J.J. Kenny Rate Notes and any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "J.J. Kenny Rate" means, with respect to any Interest Determination Date relating to a J.J. Kenny Rate Note or any Interest Determination Date for a Note for which the interest rate is determined with reference to the J.J. Kenny Rate (a "J.J. Kenny Rate Interest Determination Date"), the rate in the high grade weekly index (the "Weekly Index") on such date made available by Kenny Information Systems ("Kenny") to the Calculation Agent. The Weekly Index is, and shall be, based upon 30-day yield evaluations at par of bonds, the interest of which is exempt from federal income taxation under the Internal Revenue Code of 1986, as amended (the "Code"), of not less than five high grade component issuers selected by Kenny which shall include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by Kenny in its discretion. The bonds on which the Weekly Index is based shall not include any bonds on which the interest is subject to a minimum tax or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. In the event Kenny ceases to make available such Weekly Index, a successor indexing agent will be selected by the Calculation Agent, such index to reflect the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group (or their respective successors) in respect of issuers most closely resembling the high grade component issuers selected by Kenny for its Weekly Index, the interest on which is (A) variable on a weekly basis, (B) exempt from federal income taxation under the Code, and (C) not subject to a minimum tax or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. If such successor indexing agent is not available, the rate for any J.J. Kenny Rate Interest Determination Date shall be 67% of the rate determined as if the Treasury Rate option had been originally selected.

    LIBOR. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M. London time, on that LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity designated in the applicable Pricing Supplement commencing on such Interest Reset Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M. London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent (after consultation with the Company) for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency or composite currency is specified in the applicable Pricing Supplement, United States dollars.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Markets Limited (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

    "Principal Financial Center" means the capital city of the country to which the Designated LIBOR Currency relates (or, in the case of ECU, Luxembourg), except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam and Zurich, respectively.

    PRIME RATE. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Notes and any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Interest Determination Date for a Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York as selected by the Calculation Agent (after consultation with the Company). If fewer than four quotations are provided by such major money center banks, the Prime Rate shall be calculated by the Calculation Agent and shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500,000,000 and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent (after consultation with the Company) to provide such rates; PROVIDED, HOWEVER, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as set forth in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Interest Determination Date for a Note for which the interest rate is determined with reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as described above, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

ORIGINAL ISSUE DISCOUNT NOTES

    Notes may be issued as discounted securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at an issue price below their stated principal amount and which provide that upon redemption or repurchase at the option of the Holders prior to maturity or acceleration of the maturity thereof an amount less than the principal amount thereof shall become due and payable, or which for federal income tax purposes would be considered original issue discount notes (collectively, "Original Issue Discount Notes"). See "Certain United States Federal Income Tax Considerations."

    Notwithstanding anything to the contrary contained herein or in the Prospectus or any Pricing Supplement, for purposes of determining the rights of a Holder of an Original Issue Discount Note in respect of voting for or against amendments to or waivers under the Indenture or any other matters requiring the vote, consent or other action of Holders of the Notes, the principal amount of such Original Issue Discount Note that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable, as of the date of such determination, upon acceleration of the maturity of such Note.

INDEXED NOTES

    Notes also may be issued with the principal amount and premium, if any, payable at Maturity and/or interest, if any, to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, interest rate indices, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency, or such other prices, exchange rates or other items or indices as may be specified in such Note ("Indexed Notes"), as set forth in the applicable Pricing Supplement. In certain cases, Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal, premium, if any, and interest, if any, payable in respect of Indexed Notes and, where applicable, certain historical information with respect to the specified indexed item and, if applicable, certain risk factors and tax considerations associated with investment in Indexed Notes, will be set forth in the applicable Pricing Supplement.

    Notwithstanding anything to the contrary contained herein or in the Prospectus or any Pricing Supplement, for purposes of determining the rights of a Holder of an Indexed Note in respect of voting for or against amendments to or waivers under the Indenture or any other matters requiring the vote, consent or other action of Holders of the Notes, the principal amount of such Indexed Note that shall be deemed to be outstanding shall be equal to the face amount thereof upon issuance.

FOREIGN CURRENCY NOTES

    Notes may be issued which are denominated in, or with the principal thereof or premium, if any, or interest, if any, thereon payable in, currencies other than U.S. dollars or in composite currencies or currency units ("Foreign Currency Notes"). Information with respect to the currencies, currency units or composite currencies in which Foreign Currency Notes are denominated or payable and, where applicable, certain historical exchange rate information with respect to such specified currencies, currency units or composite currencies and, if applicable, certain risk factors and tax considerations associated with an investment in such Foreign Currency Notes, will be set forth in the applicable Pricing Supplement.

    Notwithstanding anything to the contrary contained herein or in the Prospectus or any Pricing Supplement, for purposes of determining the rights of a Holder of a Foreign Currency Note in respect of voting for or against amendments to or waivers under the Indenture or any other matters requiring the vote, consent or other action of Holders of the Notes, the principal amount of such Foreign Currency Note that shall be deemed outstanding shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Foreign Currency Note, of the principal amount thereof.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to the determination of Base Rates, the specification of Base Rates, calculation of the interest rate applicable to a Floating Rate Note, Interest Payment Dates or any other provisions of, or matters relating to, the Notes may be modified by such terms as may be specified under "Other/Additional Provisions" on the face of such Note or in an Addendum thereto, if so specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

    Upon issuance, all Book-Entry Notes of like tenor and terms will be represented by one or more global Notes (each, a "Global Security"). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or its nominee. Except as set forth below, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee of the Depositary or a nominee of such successor.

    So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners (as defined below) of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Definitive Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant (as defined below), on the procedures of the Participant through which such person owns its interest in order to exercise any rights of a Holder under the Indenture. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

    The Depository Trust Company ("DTC"), New York, New York will be the initial Depositary with respect to the Notes. The following is based on information furnished by DTC as Depositary:

        The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with, or on behalf of, the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

        The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Direct or Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Definitive Notes representing their ownership interests therein, except in the limited circumstances described below.

        To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Principal, premium, if any, and interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest, if any, to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        If applicable, a Beneficial Owner shall give notice to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

    The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any Agent takes any responsibility for the accuracy thereof.

    The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. If the Depositary is at any time unwilling, unable or no longer eligible to serve as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Definitive Notes in exchange for the Notes represented by such Global Security or Securities. In addition, the Company may at any time and in its sole discretion determine to discontinue use of the Global Security or Securities and, in such event, will issue Definitive Notes in exchange for the Notes represented by such Global Security or Securities. Definitive Notes so issued will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding clause (iv), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes"). The following summary is based upon final

Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if the interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified DE MINIMIS amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

    Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    MARKET DISCOUNT. If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S.

Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than the applicable holding period. The Taxpayer Relief Act of 1997 reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpapers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). Prospective investors should consult their own tax advisors concerning these tax law changes.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    Final regulations dealing with withholding tax on income paid to foreign persons, backup withholding, and related matters (the "New Withholding Regulations") were issued by the Treasury Department on October 6, 1997. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective Non-U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations.

    Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. In addition, prospective investors are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations. See "--Non-U.S. Holders."

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    The Notes are being offered on a continuing basis for sale by the Company to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens, Credit Suisse First Boston Corporation and Lehman Brothers Inc. (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of the Company. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of the Company will be negotiated between the Company and such Agent at the time of such sale.

    Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Company as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

    The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

    Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

    Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent or Agents, as the case may be, will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent or Agents, as the case may be, may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

    Neither the Company nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither the Company nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof.

    In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment banking and other transactions with the Company and certain of its affiliates.

    From time to time, the Company may issue and sell other Debt Securities described in the accompanying Prospectus, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1998

PROSPECTUS

                        SOUTHERN CALIFORNIA GAS COMPANY

                                DEBT SECURITIES

                               ------------------

    Southern California Gas Company (the "Company") may offer from time to time its unsecured debt securities (the "Debt Securities") for an aggregate initial public offering price of up to $600,000,000 (or the equivalent in foreign currencies, currency units or composite currencies). The Debt Securities will be offered on terms to be determined in light of market conditions at the time of offering. The specific aggregate principal amount, denominations, maturity, interest rate (or manner in which interest is to be determined) and time of payment of interest, if any, terms for redemption or repayment, if any, at the option of the Company or the Holder, terms for sinking fund payments, if any, purchase price, any other special terms and the names of the underwriters or agents, if any, the compensation of such underwriters or agents and other terms in connection with the sale of Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities") will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement") and/or a related Pricing Supplement (the "Pricing Supplement").

    No Debt Securities may be sold without delivery of a Prospectus Supplement describing such issue of Debt Securities and the method and terms of offering thereof.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is            , 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http:\\www.sec.gov., which contains reports, proxy statements and other information for registrants that file electronically with the Commission and certain of the Company's filings are available at such web site. Certain securities of the Company are listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 301 Pine Street, San Francisco, CA 94104 and reports, information statements and other information concerning the Company can be inspected at such exchanges.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits filed as a part thereof and incorporated by reference therein, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, and Current Report on Form 8-K dated January 2, 1998, as filed with the Commission, are hereby incorporated by reference into this Prospectus and made a part hereof.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus or in a supplement hereto, shall be deemed to be modified or superseded for purposes of this Prospectus and/or any supplement hereto to the extent that a statement contained herein or in a supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any supplement hereto.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Office of the Secretary, Southern California Gas Company, 555 West Fifth Street, Los Angeles, California 90013; telephone number (213) 244-2160.

                        SOUTHERN CALIFORNIA GAS COMPANY

    The Company is a public utility owning and operating a natural gas distribution, transmission and storage system that, as of February 3, 1998, supplied natural gas in 535 cities and communities throughout a 23,000 square mile service territory with a population of approximately 17.4 million people, comprising most of southern California and parts of central California. The Company is subject to regulation by the California Public Utilities Commission which, among other things, establishes the rates the Company may charge for gas service, including an authorized rate of return on investment. The Company is the principal subsidiary of Pacific Enterprises (the "Parent"). The Debt Securities are not obligations of, and are not guaranteed by, the Parent or any other entity.

    The Company was incorporated in California in 1910. Its principal executive offices are located at 555 West Fifth Street, Los Angeles, California 90013 where its telephone number is (213) 244-1200.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

                                                                                                 NINE MONTHS
                                                        YEAR ENDED DECEMBER 31,                     ENDED
                                         -----------------------------------------------------  SEPTEMBER 30,
                                           1992       1993       1994       1995       1996         1997
                                         ---------  ---------  ---------  ---------  ---------  -------------
Ratios of Earnings to Fixed Charges
 (1):
  Actual...............................       4.08       3.76       3.79       4.37       4.49          5.36
                                         ---------  ---------  ---------  ---------  ---------  -------------
                                         ---------  ---------  ---------  ---------  ---------  -------------
  Actual Adjusted for Supplier Refunds
  and Regulatory Accounts..............       4.16       3.82       4.04       4.50       4.66          5.50
                                         ---------  ---------  ---------  ---------  ---------  -------------
                                         ---------  ---------  ---------  ---------  ---------  -------------

------------------------

(1) Earnings represent income before income taxes plus fixed charges, and fixed charges represent interest charges (including amortization of bond premium, discount and expense) plus a portion of rental expense approximating interest charges.

    The ratios of earnings to fixed charges are influenced by the accrual of interest expense relating to supplier refunds payable to customer and regulatory accounts. Ratios which exclude interest related to supplier refunds and regulatory accounts are calculated as described above but exclude from fixed charges related interest expense during the relevant period to the extent of related interest income.

                                USE OF PROCEEDS

    Except as may otherwise be set forth in the applicable Prospectus Supplement or Pricing Supplement, as the case may be, the net proceeds to be received by the Company from the sale of the Debt Securities will become a part of the general treasury funds of the Company and will be used for general corporate purposes, which may include the expansion and betterment of utility plant, the refunding and retirement of indebtedness and/or equity securities and the replenishment of funds previously expended for such purposes.

                       DESCRIPTION OF THE DEBT SECURITIES

    The Debt Securities are to be issued under an indenture dated as of May 1, 1989 between the Company and Citibank, N.A., as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture dated as of October 1, 1992 (the "Indenture"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Certain capitalized terms used herein and not defined have the meanings set forth in the Indenture. The form of Indenture is incorporated by reference as an exhibit to the Registration Statement and copies thereof may be obtained as described above under "Available Information."

    The following sets forth certain general terms and provisions of the Debt Securities offered hereby. Further terms of the Offered Debt Securities are set forth in the Prospectus Supplement and/or an applicable Pricing Supplement. If so indicated in the applicable Prospectus Supplement and/or Pricing Supplement, the terms of the Offered Debt Securities may differ from the terms set forth below.

GENERAL

    The Indenture does not limit the aggregate principal amount of the Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in series. All debt securities issued under the Indenture will rank PARI PASSU in priority of payment with all other debt securities issued under such Indenture.

    The Debt Securities will be unsecured obligations of the Company and will rank PARI PASSU in priority of payment with all other unsecured and unsubordinated indebtedness of the Company. The Debt Securities are not, by their terms, subordinate in right of payment to any other indebtedness of the Company. However, substantially all of the Company's properties are subject to liens securing the Company's First Mortgage Bonds of which $850,000,000 in aggregate principal amount were outstanding as of the date of this Prospectus. The Company may from time to time issue additional First Mortgage Bonds which also will be secured by such properties. Accordingly, the Notes will be effectively subordinated to all existing and future First Mortgage Bonds to the extent of the collateral securing the First Mortgage Bonds. The Debt Securities are not obligations of the Parent and are not guaranteed by the Parent or any other entity.

    The Prospectus Supplement and any related Pricing Supplement will describe certain terms of the Offered Debt Securities, including (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates per annum (or manner in which such rates are to be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue;
(v) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates;
(vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of the Offered Debt Securities; (viii) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed or repaid and the other terms of any such optional or mandatory redemption or repayment provisions; and (ix) any additional events of default or other terms with respect to the Offered Debt Securities.

    Unless otherwise provided in the Prospectus Supplement or a Pricing Supplement, principal of and premium and interest, if any, on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the office of the Trustee designated for such purpose; provided, however, that except as otherwise provided in the Prospectus Supplement or a Pricing Supplement, at the option of the

Company, interest, if any, may be paid by mailing a check to the address of the person entitled thereto as it appears in the Security Register.

    Unless otherwise provided in the Prospectus Supplement or a Pricing Supplement, the Debt Securities will be issued only in fully registered form without coupons, and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    One or more series of Debt Securities may be issued as discounted Debt Securities which bear no interest or which bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Debt Securities") to be sold at a substantial discount below their stated principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement or Pricing Supplement relating thereto.

    The Indenture provides that all Debt Securities of any one series need not be issued at the same time and that the Company may, from time to time, issue additional Debt Securities of a previously issued series. In addition, the Indenture permits the Company to issue series Debt Securities with terms different from those of any other series of Debt Securities and, within a series of Debt Securities, any terms (including, without limitation, interest rate, manner in which interest is calculated, original issue date, maturity date, and provisions, if any, for redemption and repayment) may differ. Provisions of the Indenture do not afford Holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, change of control, merger or similar transaction involving the Company that may adversely effect the Holders of the Debt Securities.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement or a Pricing Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole by the Depositary for such Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal of, and premium and interest, if any, on any such Global Debt Security.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice by the Trustee to the Company or by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series to the Company and the Trustee as provided in the Indenture; (e) certain events in bankruptcy, insolvency or receivership with respect to the Company; (f) a default under any mortgage, indenture or instrument evidencing any indebtedness for money borrowed by the Company resulting in an aggregate principal amount exceeding $10,000,000 becoming due and payable prior to its maturity date or constituting a failure to pay when due

(after expiration of any applicable grace period) an aggregate principal amount exceeding $10,000,000, unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, provided, however, that any such default shall not be deemed to have occurred so long as the Company shall contest the validity thereof in good faith by appropriate proceedings; and (g) any other Event of Default provided with respect to the Debt Securities of that series.

    If an Event of Default with respect to the Outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Outstanding Debt Securities of that series (or, in the case of Original Issue Discount Securities, such lesser amounts as may be provided by the terms thereof) to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

    The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Debt Securities of any series, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain other limitations, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series, provided that such direction is not in conflict with any rule of law or with the Indenture and is not unduly prejudicial to the rights of other Holders of Debt Securities of such series.

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

MODIFICATION, WAIVER AND AMENDMENT

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest, if any, on, any Debt Security;
(b) reduce the principal amount of, or premium, if any, payable upon redemption of, or interest, if any, on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of the principal of, or premium or interest, if any, on, any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof; or (f) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a provision of the Indenture which cannot be amended or modified without the consent of the Holder of each Outstanding Debt Security of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may merge into, consolidate with, or sell, lease or convey all or substantially all of its assets to any other Person, provided that either the Company shall be the continuing corporation or such successor Person shall be organized under the laws of the United States or any state thereof and shall expressly assume the Company's obligations under the Debt Securities and under the Indenture and immediately after giving effect to the transaction the Company or such successor Person, as the case may be, shall not be in default in performance of any such obligation.

SATISFACTION AND DISCHARGE OF INDENTURE

    The Indenture, with respect to all series of Debt Securities (except for certain specified surviving obligations), will be discharged and cancelled upon the satisfaction of certain conditions, including all the Outstanding Debt Securities (subject to certain exceptions) having been delivered to the Trustee for cancellation or having been defeased or, if all outstanding Debt Securities not theretofore delivered to the Trustee for cancellation or defeased have become due or payable or will become due or payable within one year or are to be called for redemption within one year, the deposit with the Trustee of an amount in cash sufficient for such payment or redemption, in accordance with the Indenture.

DEFEASANCE

    The Company shall be deemed to have paid and discharged all Debt Securities of any series and shall be discharged from its obligations under the Indenture (except for certain specified surviving obligations) with respect to Debt Securities of such series on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee cash or U.S. Government Obligations (or a combination thereof) sufficient to pay the principal of, and premium and interest, if any, on, the Debt Securities of such series to their maturity, redemption or repayment dates in accordance with the terms of the Indenture and such Debt Securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (which shall be based upon an Internal Revenue Service ruling or a change subsequent to the date of the Indenture in applicable federal income tax law) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

GOVERNING LAW

    The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

    The Trustee is a national banking association. The Indenture does not limit the right of the Trustee and its affiliates to make loans to, engage in other transactions with, or perform other services for, the Company from time to time. However, under the provisions of the Trust Indenture Act of 1939, as amended, upon the occurrence and continuance of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if (among other things), upon the occurrence of a default under the indenture, the trustee is a creditor of the obligor.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities through underwriters or agents or directly to purchasers. A Prospectus Supplement and/or Pricing Supplement will set forth the names of such underwriters or agents, if any, and the specific designation, aggregate principal amount, maturity date, rate of interest, if any, and time of redemption and/or repayment, if any, and other terms, and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is delivered.

    The Debt Securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A Prospectus Supplement and/or Pricing Supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    The Debt Securities may be sold directly by the Company, or through agents designated by the Company from time to time. A Prospectus Supplement and/or Pricing Supplement will set forth any commission payable by the Company to any such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    The net proceeds to the Company from the sale of the Debt Securities will be the purchase price of the Debt Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

    The Company will agree to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments underwriters or agents may be required to make in respect thereof.

                                 LEGAL MATTERS

    Certain matters with respect to the validity of the Offered Debt Securities will be passed upon for the Company by Gary W. Kyle, Chief Financial Counsel to Pacific Enterprises and counsel to the Company. Brown & Wood LLP, Los Angeles, California, will act as counsel for any underwriters or agents.

                                    EXPERTS

    The consolidated financial statements and related consolidated financial statement schedules incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports also incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
Special Note Regarding Forward-Looking
  Statements...................................        S-2
Description of the Notes.......................        S-3
Certain United States Federal
  Income Tax Considerations....................       S-19
Plan of Distribution...........................       S-25

                        PROSPECTUS

Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
Southern California Gas Company................          3
Ratios of Earnings to Fixed Charges............          3
Use of Proceeds................................          3
Description of the Debt Securities.............          4
Plan of Distribution...........................          8
Legal Matters..................................          8
Experts........................................          8

                                  $600,000,000

                              SOUTHERN CALIFORNIA
                                  GAS COMPANY

                               MEDIUM-TERM NOTES
                               DUE NINE MONTHS OR
                            MORE FROM DATE OF ISSUE

                              --------------------

                             PROSPECTUS SUPPLEMENT

                              --------------------

                              MERRILL LYNCH & CO.
                         BANCAMERICA ROBERTSON STEPHENS
                           CREDIT SUISSE FIRST BOSTON
                                LEHMAN BROTHERS

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the registration fee.

Registration fee..................................................  $ 177,000
Fees and expenses of accountants..................................     25,000
Fees and expenses of counsel......................................     50,000
Blue Sky fees and expenses........................................      5,000
Fees and expenses of Trustee......................................      5,000
Printing expenses.................................................     40,000
Rating agency fees................................................      5,000
Miscellaneous.....................................................     13,000
                                                                    ---------
  Total...........................................................  $ 320,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the California General Corporation Law authorizes a court to award indemnity to "corporate agents," including directors and officers under certain circumstances, and authorizes the Board of Directors to have the registrant provide the costs of defense, settlement or payment of any judgment against a corporate agent under certain circumstances. The registrant's articles of incorporation and bylaws authorize indemnification of directors and officers to the fullest extent permitted by California law. Pursuant to the Distribution Agreement included as Exhibit 1.1 to this Registration Statement between the Company and the Agents named therein, the directors and officers of the Company are indemnified by the Agents, and the Agents are indemnified by the Company, against certain civil liabilities.

ITEM 16.  LIST OF EXHIBITS.

 1.1          --      Form of Distribution Agreement.
 4.1          --      Indenture, dated as of May 1, 1989, between Southern California Gas
                      Company and Citibank, N.A., as Trustee providing for the issuance of Debt
                      Securities.*
 4.2          --      First Supplemental Indenture, dated as of October 1, 1992, between
                      Southern California Gas Company and Citibank, N.A., as Trustee.**
 4.3          --      Form of Fixed Rate Note.
 4.4          --      Form of Floating Rate Note.
 5.1          --      Opinion of Gary W. Kyle as to the legality of the Debt Securities.
12.1          --      Computation of Ratios of Earnings to Fixed Charges (Actual).
12.2          --      Computation of Ratios of Earnings to Fixed Charges (Actual Adjusted for
                      Supplier Refunds and Regulatory Accounts).
23.1          --      Consent of Gary W. Kyle (included in Exhibit 5.1).
23.2          --      Consent of Deloitte & Touche LLP.
24.1          --      Powers of Attorney (included on page II-4).
25.1          --      Form T-1 Statement of Eligibility and Qualification under the Trust
                      Indenture Act of 1939 of Citibank, N.A., as Trustee.

------------------------

  * Previously filed as part of Registration Statement on Form S-3 (No. 33-28260) on April 20, 1989 and incorporated by reference herein.

 ** Previously filed as part of Current Report on Form 8-K dated October 12,
    1992 (File No. I-1402) and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided however, that paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment of those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 3, 1998.

                                SOUTHERN CALIFORNIA GAS COMPANY

                                By:            /s/ WARREN I. MITCHELL
                                     -----------------------------------------
                                                 Warren I. Mitchell
                                                     PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal E. Schmale, Dennis V. Arriola, Ralph Todaro, Gary W. Kyle and Stephen J. Skuris, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement with all exhibits thereto, and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURES                          TITLE                     DATE
------------------------------  ---------------------------------  --------------

    /s/ WARREN I. MITCHELL
------------------------------  President and Director              February 3,
      Warren I. Mitchell          (Principal Executive Officer)         1998

     /s/ NEAL E. SCHMALE        Executive Vice President and
------------------------------    Chief Financial Officer           February 3,
       Neal E. Schmale            (Principal Financial Officer)         1998

       /s/ RALPH TODARO
------------------------------  Vice President and Controller       February 3,
         Ralph Todaro             (Principal Accounting Officer)        1998

      /s/ HYLA H. BERTEA
------------------------------              Director                February 3,
        Hyla H. Bertea                                                  1998

          SIGNATURES                          TITLE                     DATE
------------------------------  ---------------------------------  --------------

    /s/ HERBERT L. CARTER
------------------------------              Director                February 3,
      Herbert L. Carter                                                 1998

 /s/ WILFORD D. GODBOLD, JR.
------------------------------              Director                February 3,
   Wilford D. Godbold, Jr.                                              1998

  /s/ IGNACIO E. LOZANO, JR.
------------------------------              Director                February 3,
    Ignacio E. Lozano, Jr.                                              1998

  /s/ RICHARD J. STEGEMEIER
------------------------------              Director                February 3,
    Richard J. Stegemeier                                               1998

     /s/ DIANA L. WALKER
------------------------------              Director                February 3,
       Diana L. Walker                                                  1998

                                 EXHIBIT INDEX

 EXHIBIT                                                                                                 SEQUENTIALLY
 NUMBER                                                DESCRIPTION                                       NUMBERED PAGE
---------             ------------------------------------------------------------------------------  -------------------
 1.1          --      Form of Distribution Agreement................................................
 4.1          --      Indenture, dated as of May 1, 1989, between Southern California Gas Company and Citibank, N.A., as Trustee providing for the issuance of Debt
                      Securities.*..................................................................
 4.2          --      First Supplemental Indenture, dated as of October 1, 1992, between Southern
                      California Gas Company and Citibank, N.A., as Trustee.**......................
 4.3          --      Form of Fixed Rate Note.......................................................
 4.4          --      Form of Floating Rate Note....................................................
 5.1          --      Opinion of Gary W. Kyle as to the legality of the Debt Securities.............
12.1          --      Computation of Ratios of Earnings to Fixed Charges (Actual)...................
12.2          --      Computation of Ratios of Earnings to Fixed Charges (Actual Adjusted for
                      Supplier Refunds and Regulatory Accounts).....................................
23.1          --      Consent of Gary W. Kyle (included in Exhibit 5.1).............................
23.2          --      Consent of Deloitte & Touche LLP..............................................
24.1          --      Powers of Attorney (included on page II-4)....................................
25.1          --      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture
                      Act of 1939 of Citibank, N.A., as Trustee.....................................

------------------------

  * Previously filed as part of Registration Statement on Form S-3 (No. 33-28260) on April 20, 1989 and incorporated by reference herein.

 ** Previously filed as part of Current Report on Form 8-K dated October 12,
    1992 (File No. I-1402) and incorporated by reference herein.